                             JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be Held on December 12, 2000
                           --------------------------

To the Shareholders of JACO ELECTRONICS, INC.

     Please be advised that the annual meeting of shareholders (the "Annual Meeting") of Jaco Electronics, Inc., a New York corporation (the "Company") will be held on December 12, 2000, at 9:30 a.m. local time, at the Melville Marriot, 1350 Old Walt Whitman Road, Melville, New York 11747.

         The Annual Meeting will be held for the following purposes:

                1. To elect six Directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

                2. To amend the Company's certificate of incorporation (the "Certificate of Incorporation") to increase the number of shares of common stock, $0.10 par value per share (the "Common Stock"), of the Company authorized for issuance from 10 million to 20 million;

          3. To approve the Company's 2000 Stock Option Plan under which the Company's Board of Directors may grant incentive stock options and nonqualified stock options to purchase up to 600,000 shares of Common Stock to employees, officers, directors, consultants and advisors; and

                4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on November 13, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

         YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.


                                             By Order of the Board of Directors,

                                                    Joel H. Girsky,
Date: November 16, 2000                              Chairman

                             JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Jaco Electronics, Inc. (the "Company") a New York corpration, of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held on December 12, 2000, at 9:30 a.m., local time at the Melville Marriot, 1350 Old Walt Whitman Road, Melville, New York, 11747, and any and all adjournments thereof.

                  The solicitation will be by mail, and the cost of such solicitation, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of the Company's Common Stock, will be borne by the Company.

                  The shares of Common Stock represented by each duly executed proxy received by the Board of Directors before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy. A shareholder may withhold authority to vote for all of the nominees by marking the appropriate box on the accompanying proxy card or may withhold authority to vote for an individual nominee by other voters striking a line through such nominee's name in the appropriate space on the accompanying proxy card. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED (i) FOR THE
ELECTION OF DIRECTORS NAMED IN THIS PROXY, (ii) FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 10 MILLION TO 20 MILLION, AND (iii) FOR APPROVAL OF THE COMPANY'S 2000 STOCK OPTION PLAN. Shareholders who execute proxies nevertheless retain the right to revoke them at any time before they are voted by submitting new proxies bearing a later date, by submitting written revocations to the named proxies, or by attending the Annual Meeting and voting thereat.

                  The principal executive offices of the Company are located at 145 Oser Avenue, Hauppauge, New York 11788. The telephone number of the Company is (631) 273-5500. This Proxy Statement, the accompanying form of proxy, and the 2000 Annual Report to Shareholders, are first being sent to shareholders on or about November 14, 2000 (the "Mailing Date").

                                            VOTING SECURITIES AND RECORD DATE

     The Board of Directors has designated November 13, 2000, as the record date (the "Record Date") for determining the shareholders entitled to notice of the Annual Meeting and to vote thereat. On the Record Date, the total number of shares of Common Stock of the Company, outstanding and entitled to vote was 5,633,959 (excluding 618,300 shares of treasury stock). The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date. The presence in person or by proxy of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting will be necessary to constitute a quorum. If a quorum is present, a plurality vote of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of any director in Proposal 1. A majority vote of the issued and outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is required for approval of the amendment to the Certificate of Incorporation in Proposal 2. A majority vote of the votes cast by shares of Common Stock of the Company entitled to vote at the Annual Meeting is required for approval of the Company's 2000 Stock Option Plan in Proposal 3.

         In case a quorum shall not be present at the Annual Meeting, a majority in interest of the shareholders entitled to vote at the Annual Meeting present in person or by proxy, shall have the power to adjourn such Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until the requisite amount of shares of Common Stock entitled to vote shall be present. Absentees are considered shares of Common Stock present and entitled to vote, and therefore have the same legal effect as a vote AGAINST a matter presented at the Annual Meeting. Any shares of Common Stock held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary authority, will be considered as shares of Common Stock not entitled to vote and will therefore not be considered in the tabulation of votes. Proxy ballots are received and tabulated by the Company's transfer agent, American Stock Transfer and Trust Company, and certified by the inspector of election.

                PRINCIPAL SHAREHOLDERS; SHARES HELD BY MANAGEMENT

                  The following table sets forth the number and percentage of shares of Common Stock owned as of October 27, 2000 by (i) each director of the Company and each nominee for director, (ii) all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, (iii) each of the executive officers, and (iv) all of the Company's directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person's name, except as otherwise indicated.






                                                           Aggregate Number of
               Name and Address of                         Shares Beneficially                 Percentage of Shares
               Beneficial Owner(1)                                Owned                        Beneficially Owned(2)
              --------------------                               ------                        ---------------------
*Joel H. Girsky                                               1,078,640 (3)                           17.9%
*Joseph F. Oliveri                                                  -                                    -
*Charles B. Girsky                                             503,315 (4)                              8.8
*Stephen A. Cohen                                               29,683 (5)                              **
*Edward M. Frankel                                              31,298 (6)                              **
*Joseph F. Hickey, Jr.                                          32,149 (7)                              **
  Jeffrey D. Gash                                               47,298 (8)                              **
  Gary Giordano                                                 22,500 (9)                              **
Dimensional Fund Advisors                                       410,074(10)                            7.3
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401
All directors and executive officers as                       1,744,883(11)                            27.9
a group (8 persons)



*        Nominee for election to the Board of Directors.
**       Less than one percent.

(1) Unless otherwise indicated, the address of each person listed is 145 Oser Avenue, Hauppauge, New York, 11788.

(2) Assumes a base of 5,633,959 shares of Common Stock outstanding, before any consideration is given to outstanding options.

(3) Includes 383,098 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan and 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(4) Includes (i) 352,815 shares of Common Stock owned by the Girsky Family Trust, (ii) 112,500 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan and (iii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(5) Includes 11,250 shares of Common Stock acquirable pursuant to non-qualified stock options exercisable within 60 days granted to Mr. Cohen by the Company and 11,250 shares of Common Stock acquirable pursuant to the exercise of options granted under the Company's 1993 Non- Qualified Stock Option Plan.

(6) Includes (i) 8,798 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's Outside Directors' Plan, (ii) 11,250 shares of Common Stock acquirable pursuant to non-qualified stock options exercisable within 60 days granted to Mr. Frankel by the Company and (iii) 11,250 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan.

(7) Includes (i) 4,399 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's Outside Directors' Plan, (ii) 15,000 shares of Common Stock acquirable pursuant to non-qualified stock options exercisable within 60 days granted to Mr. Hickey by the Company and (iii) 11,250 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non- Qualified Stock Option Plan.

(8) Includes 30,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan and 15,000 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(9) Includes 15,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan and 7,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(10) These securities are held in investment advisory accounts of Dimensional Fund Advisors, Inc. This information is based upon a
         Schedule 13G dated February 4, 2000, and information made available to the Company.

(11) Includes 625,045 shares of Common Stock acquirable pursuant to options exercisable within 60 days and 97,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

        Six directors are to be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Directors shall be elected by shareholders holding a plurality of the shares of Common Stock present at the Annual Meeting. It is the intention of the persons named in the form of proxy, unless authority is withheld, to vote the proxies given them for the election of all nominees hereinafter named, all of whom are presently directors of the Company. In the event, however, that any one of them is unable or declines to serve as a director, the appointees named in the form of proxy reserve the right to substitute another person of their choice as nominee, in his place and stead, or to vote for such lesser number of directors as may be presented by the Board of Directors in accordance with the Company's By-Laws.

                  The nominees for the Board of Directors of the Company are as follows:

                           Stephen A. Cohen
                           Edward M. Frankel
                           Charles B. Girsky
                           Joel H. Girsky
                           Joseph F. Hickey, Jr.
                           Joseph F. Oliveri

                  Information about the foregoing nominees is set forth under "Management" below.

                  Unless marked to the contrary, the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named above as directors.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

          The Board of Directors held seven meetings during the fiscal year ended June 30, 2000 ("Fiscal 2000") and one action by unanimous consent. Each director (during the period in which each such director served) attended at least seventy-five (75%) percent of the aggregate of (i) the total number of meetings of the Board of Directors, plus (ii) the total number of meetings held by all committees of the Board of Directors on which the director served.

Board Committees

        The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The entire Board of Directors administered the Company's 1993 Non-Qualified Stock Option Plan and Restricted Stock Plan during Fiscal 2000. The Audit Committee reviews the work and reports of the Company's independent accountants. During Fiscal 2000, the Audit Committee was comprised of Stephen A. Cohen, Edward M. Frankel and Joseph F. Hickey. The Audit
Committee met once during Fiscal 2000. The Compensation Committee makes recommendations to the Board of Directors concerning compensation arrangements for directors, executive officers, and senior management of the Company. The
Compensation  Committee  [did not] meet during  Fiscal  2000.  The  Compensation
Committee is comprised of Mr. Frankel and Mr. Joseph F. Hickey, Jr.


                                   MANAGEMENT

Executive Officers and Directors

                  The current directors and executive officers of the Company, their ages, their positions and terms of office with the Company are set forth below.


Name                                            Age       Position
*Joel H. Girsky .........................       61        Chairman of the Board, President and
                                                          Treasurer
*Joseph F. Oliveri.......................       51        Vice Chairman of the Board and Executive
                                                          Vice President
*Charles B. Girsky.......................       66        Executive Vice President and Director
  Jeffrey D. Gash........................       48        Executive Vice President, Vice President
                                                          Finance and Secretary
  Gary Giordano..........................       43        Executive Vice President
*Stephen A. Cohen........................       63        Director
*Edward M. Frankel.......................       62        Director
*Joseph F. Hickey, Jr....................       42        Director
---------------

* Nominee for election to the Board of Directors.

        Joel H. Girsky has been a Director and executive officer of the Company since it was founded in 1961. He also is a director of Nastech Pharmaceutical Company, Inc. of Hauppauge, New York, and Frequency Electronics, Inc. of Uniondale, New York. Messrs. Joel H. Girsky and Charles B. Girsky are brothers.

        Joseph F. Oliveri became Vice Chairman of the Board of Directors and an Executive Vice President in June 2000. From March 1983 to June 2000 he was President and Chief Executive Officer of Interface Electronics Corp. ("Interface"). The Company acquired Interface in June 2000. Mr. Oliveri is also a director of EMC Corporation, a designer and manufacturer of hardware and software products and a provider of services for the storage, management, protection and sharing of electronic information.

        Charles B. Girsky was a founder, Director, and President of the Company from 1961 through January 1983. He became an executive officer again in August 1985 and has been an Executive Vice President since January 1988. He has been a Director since 1986. Messrs. Charles B. Girsky and Joel H. Girsky are brothers.

     Jeffrey D. Gash became an Executive Vice President in October 2000. He became Vice President of Finance in January 1989, and was Controller of the Company for more than five years prior thereto. In September 1999, he became Secretary of the Company. He has also served in similar capacities with the Company's subsidiaries.

        Gary Giordano became Executive Vice President in June 2000. From February 1992 to June 2000 he was a Vice President of Sales and Marketing.

        Stephen A. Cohen has been a Director since 1970. Since August 1989, he has practiced law as a member of Morrison Cohen Singer & Weinstein, LLP, the Company's general counsel.

        Edward M. Frankel became a Director in May 1984. For more than five years he has been President of Vitaquest International, Inc., a distributor of vitamins and health and beauty products, and its predecessor entities.

        Joseph F. Hickey, Jr. became a Director in May 1997. Since February 1991, he has been employed by Tucker Anthony Capital Markets, a national investment banking firm. He is a managing director in Tucker Anthony's investment banking department.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

          The following table sets forth the information for Fiscal 2000, the fiscal year ended June 30, 1999 ("Fiscal 1999") and the fiscal year ended June 30, 1998 ("Fiscal 1998") as to the compensation paid by the Company to its Chief Executive Officer for services rendered and its four other most highly compensated executive officers, whose total salary and bonus exceeded $100,000 during such years.




                                                     SUMMARY COMPENSATION TABLE

                                       Annual Compensation                            Long-Term Compensation
                                                                                Awards         Payouts
                                                             Other       Restricted
        Name and                                            Annual          Stock    Options/  LTIP      All Other
   Principal Position       Year    Salary($) Bonus ($)Compensation($)(1Awards ($)(2)SARs(#)(3)Payouts($)Compensation($)(4)
   ------------------       ----    --------- -----------------------------------------------------------------------------
Joel H. Girsky              2000     325,000 648,100           -              -        60,000      -          66,709
 Chairman of the Board      1999     325,000    -              -              -       300,000      -          58,556
 President, and Treasurer   1998     325,000 81,100            -              -          -         -          57,949
Joseph F. Oliveri (5)       2000      20,770 15,700         -                 -        30,000      -               -
 Vice Chairman and
 Executive Vice President
Charles B. Girsky           2000     225,000   324,000         -              -        15,000      -           6,831
 Executive Vice President   1999     225,000      -            -              -        37,500      -           3,144
                            1998     225,000    41,000         -              -          -         -           3,145
Jeffrey D. Gash             2000     136,000    60,800         -              -        15,000      -           4,953
 Executive Vice President   1999     125,000    25,800         -              -        15,000      -           2,217
  Vice President, Finance   1998     125,000    28,100         -              -          -         -           1,895
  and Secretary
Gary Giordano(6)            2000     158,000    40,000         -              -        15,000      -           1,971
 Executive Vice President


(1) The costs of certain benefits are not included because they did not exceed, in the case of each named executive officer, the lesser of $50,000 or ten percent of the total annual salary and bonus reported in the above table.

(2) On June 9, 1997, the Board of Directors awarded an aggregate of 97,500 shares of Common Stock under the Company's Restricted Stock Plan to its executive officers as follows: 37,500 shares of Common Stock to Mr. Joel Girsky, 37,500 shares of Common Stock to Mr. Charles Girsky, 15,000 shares of Common Stock to Mr. Jeffrey Gash and 7,500 shares of Common Stock to Mr. Gary Giordano. These grants were subject to the approval of the Company's shareholders, which approval was received on December 9, 1997. The awards vest in one-quarter increments annually. Accordingly, as of June 30, 2000, the following portions of the aforementioned awards were vested: 28,125 shares of Common Stock awarded to each of Mr. Joel Girsky and Mr. Charles Girsky, 11,250 shares of Common Stock awarded to Mr. Jeffrey Gash and 5,625 shares of Common Stock awarded to Mr. Gary Giordano. The value of the aggregate restricted stock holdings of these individuals at June 30, 2000 was as follows: $525,000 for Mr. Joel Girsky, $525,000 for Mr. Charles Girsky, $210,000 for Mr. Jeffrey Gash and $105,000 for Mr. Gary Giordano. These figures are based upon the fair market value per share of the Company's Common Stock at June 30, 2000, minus the purchase price of such awards. The closing sale price for the Company's Common Stock as of June 30, 2000 on the Nasdaq National Market was $14.67.

(3) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(4) Includes 401(k) matching contributions, premiums paid on group term life insurance and, in the case of Mr. Joel Girsky, the taxable portion of split dollar life insurance policies and deferred compensation accrued in connection with his employment agreement with the Company. 401(k) matching contributions for Fiscal 2000 for the Named Executives were as follows: Mr. Joel Girsky -- $1,125, Mr. Oliveri -- $0, Mr. Charles
        Girsky  --  $3,786,  Mr.  Gash -- $4,431  and Mr.  Giordano  --  $1,665.
        Premiums paid on group term life insurance for Fiscal 2000 for the Named Executives were as follows: Mr. Joel Girsky -- $8,584, Mr. Oliveri -- $0, Mr. Charles Girsky -- $3,045, Mr. Gash -- $522 and Mr. Giordano -- $306. The taxable portion of split dollar life insurance policies for Mr. Joel Girsky was $7,000 for Fiscal 2000. $50,000 deferred compensation was accrued in Fiscal 2000 in connection with Mr. Joel Girsky's employment agreement with the Company.

(5)     Mr. Oliveri became an Executive Vice President of the Company on June 6,
        2000.

(6) Mr. Giordano became an Executive Vice President of the Company on June 22, 2000.


Employment Agreements

          The Company entered into a four-year employment agreement with Joel Girsky, effective as of July 1, 1997, to serve as the Company's Chairman and President. The employment agreement, as amended, will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Joel Girsky received a base salary of $325,000 for Fiscal 2000 and shall receive a base salary of $325,000 for each fiscal year ending June 30, thereafter. In addition, he is entitled to receive a cash bonus equal to four percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or six percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million up to a maximum annual cash bonus of $720,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $1.5 million if he dies or becomes permanently disabled during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company Mr. Girsky shall also receive deferred compensation which accrues at the rate of $50,000 per year, and becomes payable in a lump sum at the later of (i) Mr. Girsky's attainment of age 60 (which event occurred in Fiscal 1999), or (ii) his cessation of employment, with or without cause, at any time. In the event of a change in control, Mr. Girsky will receive 299% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986.

         The Company entered into a three-year  employment agreement with Joseph
F. Oliveri, effective as of June 6, 2000. The employment agreement will automatically renew for additional one-year periods unless notice is given 90 days prior to an anniversary date. Mr. Oliveri receives a base salary at an annual rate of $300,000. In addition, he is entitled to receive a cash bonus equal to two percent of Interface's gross profit from certain customers for each twelve month period beginning June 1, 2000, June 2, 2001 and June 1, 2002. In the event of a change in control, Mr. Oliveri will receive 300% of his base salary plus cash bonus earned during the twelve months prior to the change of control, if the change of control occurs before May 30, 2001. If the change of control occurs on or after June 1, 2001 and on or prior to May 30, 2002, Mr. Oliveri will receive 200% of his base salary plus cash bonus earned during the twelve months prior to the change of control. Finally, if the change of control occurs on or after June 1, 2002 and on or prior to May 30, 2003, Mr. Oliveri will receive 100% of his base salary plus cash bonus earned during the twelve months prior to the change of control.

          The Company entered into a four-year employment agreement with Charles Girsky, effective as of July 1, 1998, to serve as the Company's Executive Vice President. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Girsky received a base salary of $225,000 for Fiscal 2000, and shall receive a base salary of $225,000 for each fiscal year ending June 30, thereafter. In addition, he is entitled to receive a cash bonus equal to two percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million or three percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million up to a maximum annual cash bonus of $360,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $1.0 million if he dies during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company. In the event of a change in control, Mr. Girsky will receive 250% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with
Section 280G(d)(4) of the Internal Revenue Code of 1986. Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation upon sixty days prior written notice to Mr. Girsky.

          The Company entered into a four-year employment agreement with Jeffrey Gash, effective as of July 1, 1998, to serve as the Company's Vice President of Finance. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Gash's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. Pursuant to the agreement, Mr. Gash received a base salary of $125,000 for Fiscal 2000, and shall receive a base salary of $125,000 for each fiscal year ending June 30, thereafter. In addition, he is entitled to receive a cash bonus as determined by the Board of Directors and the President. Mr. Gash or his estate, as the case may be, is entitled to receive a payment of $750,000 if he dies during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company. In the event of Mr. Gash's cessation of employment with the Company, upon his request, the Company is obligated to transfer such policy to Mr. Gash. Thereafter, the Company would have no further liability for the payment of such benefit or the premiums on such policy. In the event of a change in control, Mr. Gash will receive 200% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr Gash's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. Additionally, upon a change of control, Mr. Gash's employment agreement may be assigned by the Company or any such successor or surviving corporation upon sixty days prior written notice to Mr. Gash.

         The Company entered into an agreement with Gary Giordano dated as of July 20, 1998, which provides a lump sum payment to him in the event of a change in control. If Mr. Giordano's employment with the Company or a successor or surviving corporation is terminated other than for cause (commission by Mr. Giordano of an act constituting common law fraud or a felony), for a period of up to two years after the change in control event, he will receive up to 200% of the average of his base salary plus cash bonus for the previous three years based upon a formula. The payment will be made to Mr. Giordano to the extent such payment does not exceed Mr. Giordano's base amount as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. The agreement also requires Mr. Giordano to refrain from disclosing proprietary or confidential information obtained by him. The agreement does not obligate the Company to retain the services of Mr. Giordano.

Option Grants

Option Exercises and Fiscal Year-End Option Values

         The following tables set forth information concerning the grant of stock options during Fiscal 2000 to each of the persons described in the Summary Compensation Table and the number and value of unexercised options held by them at the fiscal year-end.


                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                   Individual Grants
                                                                                                     Potential Realizable Value
                          Number of          Percent of                                                At Assumed Annual Rates
                          Securities       Total Options/                                            of Stock Price Appreciation
                          Underlying        SARs Granted     Exercise or                                 for Option Term (2)
                                                                                                        --------------------
                         Options/SARs       to Employees     Base Price
        Name           Granted (#) (1)     in Fiscal Year     ($/Sh)(1)        Expiration Date
        ----           ---------------     --------------     ----------       ---------------
                                                                                                        5%($)          10%($)
                                                                                                        -----          ------
Joel H. Girsky            60,000(3)             30%            $ 3.25      December 7, 2004           $ 53,900        $119,000
Joseph F. Oliveri         30,000(4)              15             13.70      June 5, 2005                113,600         250,900
Charles B. Girsky         15,000(5)              7               2.50      September 14, 2004           10,400         22,900
Jeffrey D. Gash           15,000(5)              7               2.50      September 14, 2004           10,400         22,900
Gary Giordano             15,000(5)              7               2.50      September 14, 2004           10,400         22,900

(1) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(2) The potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (5 years) at the annual rate of five percent and ten percent. The assumed annual rates of appreciation are computed in accordance with the rules and regulations of the Securities and Exchange Commission. No assurance can be given that the annual rates of appreciation assumed for the purposes of the table will be achieved, and actual results may be lower or higher.

(3) The options in the table were granted on December 8, 1999 under the Company's 1993 Non- Qualified Stock Option Plan and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The options become exercisable one year from the date of grant.

(4) The options in the table were granted on June 6, 2000 under the Company's 1993 Non-Qualified Stock Option Plan and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The options become exercisable one year from the date of grant.

(5) The options in the table were granted on September 15, 1999 under the Company's 1993 Non- Qualified Stock Option Plan and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The options become exercisable one year from the date of grant.


                                       AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION/SAR VALUES
                                                                                                      Value of Unexercised
                                                                  Number of Unexercised            In-the-Money Option/SARs at
                       Shares Acquired         Value          Option/SARs at FY-End (#)(1)                FY-End ($)(2)
       Name          on Exercise (#)(1)     Realized($)         Exercisable Unexercisable           Exercisable Unexercisable
       ----          ------------------     -----------        ------------ --------------         ------------ -------------
Joel H. Girsky                -                  -             323,098            60,000             $3,951,000          $685,000
Joseph F. Oliveri             -                  -                -               30,000                      -            29,500
Charles B. Girsky             -                  -              97,500            15,000                996,600           182,500
Jeffrey D. Gash            15,000            $228,600           15,000            15,000                193,100           182,500
Gary Giordano              20,000             226,500             -               15,000                      -           182,500


(1) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(2) Based on the fair market value per share of the Common Stock at year end, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of June 30, 2000 on the Nasdaq National Market was $14.67.

Director Compensation

         Pursuant to the Company's 1993 Stock Option Plan for Outside Directors, the then outside directors (directors who are not employees) were each granted options on December 31, 1993 to purchase 22,000 shares of Common Stock. In addition, the Outside Directors' Plan provided that each outside director shall also be granted on each December 31 subsequent to December 31, 1993 stock options to purchase 4,399 shares of Common Stock. All options granted under the Outside Directors' Plan are immediately exercisable, and the exercise price per share of each option is equal to the fair market value of the shares of Common Stock on the date of grant. No option may be granted after January 1, 1998 under the Outside Directors' Plan.

         On September  16, 1998,  each of Messrs.  Cohen and Frankel was granted
options  to  purchase  11,250  shares  of  Common  Stock.   The  options  became
exercisable one year from the date of grant and expire on September 15, 2003. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant, or $2.75 per share.

        On September 15, 1999, the Company granted each of Mr. Stephen A. Cohen, Mr. Edward M. Frankel and Mr. Joseph F. Hickey, Jr., five year options to purchase 11,250 shares of Common Stock at an exercise price of $2.50 per share. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant. The options vest on the one-year anniversary date of the date of grant and were issued pursuant to the Company's 1993 Non-Qualified Stock Option Plan.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

          The Company's employment agreements with Messrs. Joel Girsky, Charles Girsky, Jeffrey Gash and Joseph Oliveri, and the change-in-control agreement with Gary Giordano are described on pages 10 through 12 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        Joseph F. Hickey, Jr., a Director and member of the Compensation Committee is a managing director of Tucker Anthony Capital Markets which [is an underwriter of a proposed public offering of Common Stock of the Company. ]

Compliance with Section 16(a) of Securities Exchange Act of 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Executive officers, directors, and ten percent shareholders are required to furnish the Company with copies of such forms. Based solely on a review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during Fiscal 2000, the Company's executive officers, directors, and ten percent shareholders complied with all applicable
Section 16(a) filing requirements.]

Board Compensation Committee Report on Executive Compensation

Introduction

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of non-employee Directors. The Committee is responsible for determining and administering the Company's compensation policies for the remuneration of the Company's senior executive officers (collectively, "Executives"). In determining the cash and non-cash compensation of Executives, the Committee annually evaluates both individual and corporate performance from both a short-term and long-term perspective.

     A number of the Comapny's Executives have previously entered into employment agreements with the Company. For Fiscal 2000, Messrs. Joel Girsky, Charles Girsky and Joseph Oliveri received bonuses that were determined based upon a formula contained in each of their employment agreements. See" Executive Compensation and Other Information."

Philosophy

         The Company's compensation program for Executives (the "Program") seeks to encourage the achievement of business objectives of the Company and superior corporate performance by the Company's Executives. The Program enables the Company to reward and retain highly qualified executives and to foster a performance-oriented environment wherein management's long-term focus is on maximizing shareholder value through the use of equity-based incentives. The Program calls for consideration of the nature of each Executive's work and responsibilities, his or her leadership and technical skills, unusual accomplishments or achievements on the Company's behalf, years of service, the Executive's total compensation package (cash and non-cash compensation) and the Company's financial condition generally.

Components of Executive Compensation

         Historically, the Company's executive employees have received cash-based and equity-based compensation. The Company attempts to pay its executive officers competitively in order that it may retain the most capable people in the industry.

         Cash-Based Compensation: Base salary represents the primary cash component of an Executive's compensation, and is determined by evaluating the responsibilities associated with an Executive's position at the Company and his or her overall level of experience. In addition, the Committee, in its discretion, may award bonuses. The Committee believes that the Executives are best motivated through a combination of stock option awards and cash incentives.

         Equity-Based Compensation: Equity-based compensation principally has been in the form of stock options, granted pursuant to the Company's 1993 Non-Qualified Plan and awards of shares of Common Stock under the Company's Restricted Stock Plan. The Committee believes that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long term shareholder value, and thus provide a direct relationship between an executive's compensation and the shareholders' interests. No specific formula is used to determine option awards for an Executive. Rather, individual award levels are based upon the subjective evaluation of each Executive's overall past and expected future contributions to the success of the Company. Additionally, the Committee believes that awards under the Restricted Stock Plan will enhance the alignment of an Executive's interest with that of the shareholders, because the Executive may be able to realize greater value with increased stock performance.

Compensation of the Chief Executive Officer

         The philosophy, factors, and criteria of the Committee generally applicable to the Company's senior management is applicable to the Chief Executive Officer.

         This report is submitted by the Compensation Committee.

                                                          Edward M. Frankel
                                                          Joseph F. Hickey, Jr.

Directors' and Officers' Liability Insurance

         The Company has purchased a directors' and officers' liability insurance policy, as permitted by Article 7 of the New York Business Corporation Law. National Union Insurance Company issued the policy, which provides coverage of $5,000,000 for an annual premium of $55,000. The policy has an expiration date of February 5, 2001 and is expected to be renewed on that date.

Comparative Stock Performance Graph

     The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total returns of the published Dow Jones Equity Market Index and Dow Jones Industrial Services, All for the Company's last five (5) fiscal years:


Chart and Graph

                                           1995   1996    1997      1998      1999      2000

Jaco Electronics, Inc.                     100    158.82  112.74    97.55     64.71    345.10
Dow Jones Equity Market Index              100    127.13  169.95   220.56    270.46    299.75
Dow Jones Industrial Services, All         100    125.48  131.47   155.30    167.72    141.68



                                                  INDEPENDENT AUDITORS

          The Board of Directors selected Grant Thornton LLP as independent auditors for its fiscal year ended June 30, 2000. Grant Thornton LLP were also auditors for the fiscal year ended June 30, 1999. The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual
Meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate inquiries from shareholders. The Board of Directors anticipates selecting Grant Thornton LLP as the Company's independent auditor for its fiscal year ending June 30, 2001.


                                                  CERTAIN TRANSACTIONS

         During Fiscal 2000, the Company incurred approximately $612,000 of rental expenses in connection with the Company's main headquarters and centralized inventory distribution facility, located in Hauppauge, New York, which was paid to Bemar Realty Company, the owner of such premises. Bemar is a partnership consisting of Messrs. Joel Girsky and Charles Girsky, both of whom are officers, directors and principal shareholders. The lease on the property, which is net of all expenses, including taxes, utilities, insurance, maintenance and repairs was renewed on January 1, 1996 and expires on December 31, 2003. The Company believes the current rental rate is at its fair market value.

         Joseph F. Oliveri, the Company's Vice Chairman of the Board and an Executive Vice President, has been a director of EMC Corporation, a public company, since March 1993. Mr. Oliveri was also the President and Chief Executive Officer of Interface from March 1983 until June 2000, when it was acquired by the Company. Interface sells components to contract manufacturers which incorporate such components into products sold to EMC. Mr. Oliveri was a 40% stockholder of Interface, and therefore, upon the acquisition of Interface, Mr. Oliveri received his proportionate share of the $15.4 million purchase price paid by the Company at the closing and is entitled to receive his proportionate share of up to approximately $6.6 million of deferred payments.

        Joseph E. Hickey, Jr., a Director, is also a managing director of Tucker Anthony Capital Markets. Tucker Anthony Capital Markets [is an underwriter of a proposed public offering of Common Stock of the Company.]

                                                       PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK

          The Company's Certificate of Incorporation currently authorizes the issuance of up to 10.1 million shares of capital stock of which 10 million shares are designated Common Stock and 100,000 shares are designated preferred stock. On October 26, 2000, the Board of Directors approved an amendment to the Certificate of Incorporation, pursuant to which, subject to approval by the shareholders at the Annual Meeting, the number of shares of Common Stock authorized for issuance by the Company thereunder will be increased from 10 million to 20 million.

          As of November 13, 2000, the Company had issued and outstanding 5,633,959 shares of Common Stock.

         The Board of Directors would like to increase the number of authorized shares of Common Stock to provide the Company with flexibility to issue its shares in connection with possible future actions, such as stock splits, stock dividends, financing, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. As of the date of this proxy statement, the Company has no agreements or commitments with respect to the sale or issuance of such additional shares of Common Stock. The availability of additional authorized shares would allow the Company to accomplish the Company's business and financial objectives in the future without shareholder approval, except as may be required in particular cases by the Company's charter documents, applicable law or the rules of any stock exchange or other system on which the Company's securities may then be listed. In addition to the more traditional uses described above, the Company could issue shares of its Common Stock as a defense against efforts to obtain control of the Company. The Board of Directors does not intend or view the increase in authorized shares of Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY THE COMPANY FROM 10 MILLION TO 20 MILLION.


                                   PROPOSAL 3

                 TO APPROVE THE COMPANY'S 2000 STOCK OPTION PLAN

          The Company maintains a 1993 Non-Qualified Stock Option Plan and a Restricted Stock Plan. The Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to not only attract and maintain key employees, directors, officers, consultants, and advisers but also to give them an added incentive to exert their best efforts on behalf of the Company. As of the Record Date, no options to purchase shares of the Company's Common Stock remained available for grant under the Company's 1993 Non-Qualified Stock Option Plan and 315,000 shares of Common Stock remained available for awards under the Company's Restricted Stock Plan. The Board of Directors believes that additional shares are needed to provide option grants to key persons during the next two to three years. Accordingly, the Board of Directors adopted the Company's 2000 Stock Option Plan, subject to shareholder approval, and reserved 600,000 shares of the Company's Common Stock for issuance pursuant to the exercise of options granted under such 2000 Stock Option Plan.

DESCRIPTION OF THE 2000 STOCK OPTION PLAN

     At the Annual Meeting, the shareholders entitled to vote will be asked to approve the 2000 Stock Option Plan, as adopted by the Board of Directors. The 2000 Stock Option Plan will provide for the grant of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") in compliance with the Internal Revenue Code of 1986, as amended (the "Code") to employees (approximately one hundred as of the Record Date), officers ( approximately fifteen as of the Record Date) and directors ( 6 as of the Record Date) of, and consultants and advisors ( there were no consultants and advisers as of the Record Date) to, the Company who are expected to contribute to the Company's future growth and success (collectively, "Optionees"). As of the date of this Proxy Statement, of the 600,000 shares of Common Stock to be reserved for issuance upon the exercise of options under the 2000 Stock Option Plan, no options to purchase shares of the Company's Common Stock have been granted under such plan. No single individual may be granted in any one calendar year options to purchase more than 150,000 shares of Common Stock (as much number of shares may be adjusted in accordance with the provisions of Section 9 of the 2000 Stock Option Plan). The following is a summary of the material provisions of the 2000 Stock Option Plan. This summary is in all respects qualified in its entirety by reference to the complete text of the 2000 Stock Option Plan attached hereto as Exhibit A.

          The 2000 Stock Option Plan shall provide that options granted under such plan at the discretion of a committee of the Board of Directors (the "Committee") may become exercisable in such number of cumulative installments as the Committee may establish, provided, however, no option may be exercisable until at least six months and one day from the date of grant. However, in the case of ISOs, the exercise price shall be no less than the fair market value of the Company's Common Stock on the date of grant (110% in the case of shareholders owning more than 10% of the Company's voting securities), and shall expire no later than the tenth (10th) anniversary of the date of grant (the fifth (5th) anniversary in the case of shareholders owning more than 10% of the Company's voting securities). Options, to the extent they are vested, may be exercised up to the date that the Optionee ceases to be employed by the Company or within a period of one (1) year if the Optionee (i) dies while in the employ of the Company or if the Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code. or on such other dates as may be prescribed by the Committee and set forth in any option agreement. Pursuant to the 2000 Stock Option Plan and in compliance with the Code, to the extent that the aggregate fair market value, determined by the date or dates of grant, for which ISOs are first exercisable by an Optionee during any calendar year exceeds $100,000, such options shall be treated as NQSOs.

CERTAIN FEDERAL TAX INFORMATION

         The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to options granted pursuant to the 2000 Stock Option Plan and with respect to the shares of Common Stock of the Company issuable upon the exercise thereof.

ISOS.

         In general, an Optionee will not recognize regular income upon the grant or exercise of an ISO. The basis of shares transferred to an Optionee pursuant to the exercise of an ISO is the price paid for such shares (i.e., the exercise price). Instead, an Optionee will recognize taxable income upon the sale of

Common Stock issuable upon the exercise of an ISO. Notwithstanding, the exercise of an ISO may subject the Optionee to the alternative minimum tax.

         In general, the tax consequences of selling Common Stock issuable upon the exercise of an ISO will vary with the length of time that the Optionee holds such Common Stock prior to such sale. An Optionee will recognize long-term capital gain or loss equal to the difference between the sale price of the Common Stock and the exercise price if the Optionee sells the Common Stock after having had owned it for at least (i) two (2) years from the date the option was granted (the "Grant Date") and (ii) one (1) year from the date the option was exercised (the "Exercise Date").

          However, an Optionee will recognize ordinary compensation income and capital gain (if the sale price is greater than exercise price) or loss (if the sale price is less than the exercise price), if the Optionee sells the Common Stock issuable upon the exercise of an ISO prior to having had owned it for less than (i) two (2) years from the Grant Date and (ii) one (1) year from the Exercise Date a "Disqualifying Disposition". The capital gain or loss will be treated as long-term capital gain or loss if the Optionee has held the Common Stock for more than one (1) year prior to the date of sale.

NQSOS.

         As in the case of ISOs, an Optionee will recognize no income tax upon the grant of an NQSO. Unlike an ISO, however, an Optionee exercising an NQSO will recognize ordinary income tax equal to the excess of the fair market value of the Company's Common Stock on the Exercise Date over the exercise price.

          With respect to the Common Stock issuable upon the exercise of an NQSO, an Optionee generally will have a tax basis equal to the fair market value of the stock on the Exercise Date. Upon the subsequent sale of Common Stock issuable upon the exercise of an NQSO, an Optionee will recognize a capital gain or loss, assuming the stock was a capital asset in the Optionee's hands, equal to the difference between the tax basis of the Common Stock and the amount realized upon disposition; provided, however, that the Optionee has owned the Common Stock for a period of one (1) year.

TAX CONSEQUENCES TO THE COMPANY.

          The grant of ISOs and NQSOs under the 2000 Stock Option Plan will have no tax consequences to the Company. Furthermore, in the case of ISOs, the Company will not experience any tax consequences relating to the exercise of ISOs granted under the 2000 Stock Option Plan. Notwithstanding, the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income, including a Disqualifying Disposition; provided, however, that such deduction may be subject to the limitation of Section 162(m) promulgated under the Code.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3 ADOPTING THE COMPANY'S 2000 STOCK OPTION PLAN TO GRANT UP TO AN AGGREGATE OF 600,000 INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS TO PURCHASE

          SHARES  OF  THE  COMPANY'S   COMMON  STOCK  TO  EMPLOYEES,   OFFICERS,
DIRECTORS, CONSULTANTS AND ADVISERS.



SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

          Shareholder Proposals. Proposals of shareholders intended to be presented at the Company's 2001 Annual Shareholder Meeting (i) must be received by the Company at its offices no later than August 19, 2001, 90 days preceding the one year anniversary of the Mailing Date, (ii) may not exceed 500 words and
(iii) must otherwise satisfy the conditions established by the Commission for shareholder proposals to be included in the Company's Proxy Statement for that meeting.

          Discretionary Proposals. Shareholders intending to commence their own proxy solicitations and present proposals from the floor of the 2001 Annual Shareholder Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, must notify the Company before October 4, 2001, 44 days preceding the one year anniversary of the Mailing Date, of such intentions. After such date, the Company's proxy in connection with the 2001 Annual Shareholder's Meeting may confer discretionary authority on the Board to vote.


                                     GENERAL

         The Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy.

By Order of the Board of Directors,



                                                                 Joel H. Girsky,
                                                                  Chairman

Hauppauge, New York
November 16, 2000

                                      PROXY
                             JACO ELECTRONICS, INC.
                   145 OSER AVENUE, HAUPPAUGE, NEW YORK 11788

           This Proxy is Solicited on Behalf of the Board of Directors


        The undersigned constitutes and appoints Joel H. Girsky and Charles B. Girsky, and each of them, proxies of the undersigned (the "Proxies") with the power to appoint a substitute, and to represent and vote all shares of common stock of Jaco Electronics, Inc. (the "Company"), $.10 par value per share (the "Common Stock"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, December 12, 2000, and all adjournments thereof, as follows:

        1. To vote on the election of each of the following nominees to the Board of Directors, as indicated:

                   FOR all nominees listed below (except as marked to the contrary): [ ]

                   WITHHOLD AUTHORITY to vote for all nominees listed below: [ ]


                Stephen A. Cohen, Edward M. Frankel, Charles B. Girsky, Joel H. Girsky, Joseph F. Hickey, Jr., and Joseph F. Oliveri

                (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

                2. TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR ISSUANCE BY THE COMPANY FROM 10 MILLION TO 20 MILLION.

                  |_| FOR               |_| AGAINST         |_| ABSTAIN

3.                TO APPROVE THE COMPANY'S 2000 STOCK OPTION PLAN.

                  |_|     FOR           |_|      AGAINST    |_|      ABSTAIN

                4. To vote, in the discretion of the Proxies, on such other matters as may properly come before the meeting.

The shares of Common Stock represented by this Proxy shall be voted as directed above by the shareholder. In the absence of such direction, the shares of Common Stock shall be voted FOR the matters set forth in Items 1 through 3.

Receipt of the Notice of Annual Meeting, the Proxy Statement, and the Annual Report to Shareholders is hereby acknowledged.

                  Dated:                                                  , 2000
                            -----------------------------------------

                  Signature:
                              -------------------------------------------------

                  Signature if held jointly:
                                            -----------------------------------

                  Please sign as name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as it appears. If shares of Common Stock are hold jointly, each named shareholder should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                  PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

                                                                 EXHIBIT A

                             JACO ELECTRONICS, INC.

                             2000 STOCK OPTION PLAN



1.       Purpose; Types of Awards: Construction

                  The purpose of the Jaco Electronics, Inc. 2000 Stock Option Plan (the "Plan") is to provide incentives to directors, officers, employees, independent contractors, advisers and consultants of Jaco Electronics, Inc. (the "Company") or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The Plan is intended to permit the Committee (as defined in Section 3 hereof) to issue options totaling 600,000 shares of the Company's common stock to directors, officers, employees, independent contractors, advisers and consultants. The Committee may grant options which shall constitute either "nonqualified stock options" ("Nonqualified Stock Options") or "incentive stock options" ("Incentive Stock Options" or "ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.       Definitions

                  As used in this Plan, the following words and phrases shall have the meanings indicated:

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Common Stock" shall mean shares of common stock, par value $.10 per share, of the Company.

        (c) "Disability" shall mean the Optionee's incapacity due to physical or mental illness, as a result of which the Optionee shall have been absent from his duties of employment with the Company on a full-time basis for the entire period of three (3) consecutive months, and within thirty (30) days after written notice of termination is given by the Company (which notice may be given within thirty (30) days before or at any time after the end of such three month period) shall not have returned to the performance of such duties on a fulltime basis.

        (d) "Fair Market Value" per share as of a particular date shall mean the value determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the fair market value is, if available, (i) the closing price of the Common Stock as of the date of grant as reported (in descending order of priority) on (A) a national securities exchange listing the Common Stock, (B) the NASDAQ Stock Market, (C) a national automated quotation system with daily trading volume in the Common Stock in excess of 10,000 shares, or (D) a regional securities exchange listing the Common Stock, or (ii) the average of the closing bid and asked prices of the Common Stock for the previous five trading days.

                  (e) "Option" or "Options" shall mean a grant to an Optionee of an option or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute either Nonqualified Stock Options or Incentive Stock Options, as determined by the Committee.

                  (f) "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (g) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (h) "Ten Percent Stockholder" shall mean an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary Corporations.

3.       Administration

          (a) The Plan shall be administered by a committee (the "Committee") established by the Board, the composition of which shall at all times consist of two (2) or more individuals who are each members of the Board. If no Committee is appointed by the Board, the functions of the Committee shall be carried out by the Board, provided, however, that if at any time the Corporation has outstanding a class of equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Corporation may grant, designate or amend any Options hereunder through a committee consisting solely of two or more persons, each of whom shall qualify as (i) a "Non-Employee Director", as that term is defined in subparagraph
(b)(3)(i) of Rule 16b-3 ("Rule 16b-3") promulgated under the 1934 Act, and (ii) an "outside director", within the meaning of Section 162(m) of the Code.


        (b) The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the

Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting. Any action may also be taken without the necessity of a meeting by a written instrument signed by all members of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement (as defined in Section 8) in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made in good faith.

          (c) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which awards shall be granted, (such persons are referred to herein as "Optionees"); to determine the number of shares to be covered by each award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with awards granted under the Plan; to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable. The Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees.

          (d) The Board shall fill all vacancies of the Committee, however caused.

                  (e) No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

4.       Eligibility

                  (a) Awards may be granted to directors, officers, employees, independent contractors, advisers and consultants of the Company. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

                  (b) Options designated as ISOs may be granted only to officers and other employees of the Company or any "subsidiary corporation" as defined in
Section 424 of the Code. Non-Qualified Stock Options may be granted to any officer, employee, director, independent contractor, adviser, or consultant of the Company or of any Subsidiary Corporation. Non-Qualified Stock Options may be granted to an individual in connection with the hiring or engagement of the individual prior to the date that the individual first performs services for the Company or any Subsidiary Corporation.

5.       Common Stock Subject to the Plan

     (a) The maximum number of shares of Common Stock reserved for the grant of Options shall be 600,000. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company. No single individual may be granted in any one calendar year options to purchase more than 150,000 shares of Common Stock (as such number of shares may be adjusted in accordance with the provisions of Section 9 hereof).

                  (b) If any outstanding award under the Plan should, for any reason expire, be canceled or be terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

                  (c) Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee.

6.       Incentive Stock Options

                  Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8 hereof.

        (a) Value of Shares. The aggregate Fair Market Value (determined as of the date that Incentive Stock Options are granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Company and any Parent or Subsidiary Corporation that become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

        (b) Ten Percent Stockholders. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such

Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

7.       Nonqualified Stock Options

                  Options granted pursuant to this Section 7 are intended to constitute Non-Qualified Stock Options and shall be subject only to the general terms and conditions specified in Section 8 hereof.

8.       Terms and Conditions of Options

                  Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Optionee in such form as the Committee shall from time to time approve (the "Option Agreement"), which Option Agreement shall be subject to and set forth the following terms and conditions:

        (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the option relates.

        (b) Type of Option. Each Option Agreement shall specifically state whether the Option constitutes a Non-Qualified Stock Option or an Incentive Stock Option.

        (c) Option Price. The option price or prices of shares of the Company's Common Stock for options designated as Non-Qualified Stock Options shall be as determined by the Committee, but in no event shall the option price be less than the minimum legal consideration required therefor under the laws of the State of New York or the laws of any jurisdiction in which the Company or its successors in interest may be organized. The option price or prices of shares of the Company's Common Stock for ISOs shall be the Fair Market Value of such Common Stock at the time the option is granted as determined by the Committee.

        (d) Method and Time of Payment. Each Option Agreement shall require that the Option Price be paid in full, at the time of exercise of an Option, in cash, by certified or cashier's check.

          (e) Term and Exercisability of Options. Except as otherwise provided in this Section 8 or Section 9 hereof or unless otherwise determined by the
Committee and set forth in the Option Agreement, the discretion of the Committee, options may become exercisable in such number of cumulative installments as the Committee may establish, provided, however, no option may be exercisable until at least six months and one day from the date of grant. provided, however, that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except as specifically provided in Sections 8(f) and 8(g) hereof, all Options shall expire ten (10) years from the date of grant of such Option (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) or on such earlier date as may be prescribed by the Committee and set forth in the Option Agreement. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent; provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

          (f) Termination of Employment. Except as provided in this Section 8(f) and in Sections 8(e) and (g) hereof, each Option granted hereunder shall expire, to the extent not theretofore exercised [immediately upon the date that the Optionee ceases to be employed by the Company or any of its Parent or Subsidiary Corporations (or on such other date as may be prescribed by the Committee and set forth in any Option Agreement).

          (g) Death or Disability of Optionee. If an Optionee shall die while employed by the Company or a Parent or Subsidiary Corporation (or within such longer period as the Committee may have provided pursuant to Section 8(f) hereof), or if the Optionee's employment shall terminate by reason of Disability, all Options theretofore granted to such Optionee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within six one (1) year after the date of death or Disability of the Optionee; provided, however, that the Committee may, in any Option Agreement, extend such period of exercisability. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such option.

        (h) Other Provisions. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

9.       Effect of Certain Changes

                  (a) If there is any change in the shares of Common Stock through the declaration of extraordinary dividends, stock dividends, re-capitalization, stock splits, or combinations or exchanges of such shares, or in the event of a sale of all or substantially all of the assets of the Company (an "Asset Sale"), or the merger or consolidation of the Company with or into another corporation (a "Merger"), or in the event of other similar transactions, the Committee shall promptly make an appropriate adjustment to the number and class of shares of Common Stock available for awards, to the number of shares covered by outstanding awards after the effective date of such transaction, and, if applicable, to the price thereof; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

                  (b) In the event of the dissolution or liquidation of the Company, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off or in the event of other similar transactions, the Committee may provide that:

                        (i) the  Optionee of any Option  shall have the right to
                exercise such Option; and/or

                           (ii) each Option granted under the Plan shall terminate as of a date to be fixed by the Committee, and that not be less than thirty (30) days notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty
         (30) days preceding such termination, to exercise (to the extent exercisable) with respect to such Option all or any part of the shares of Common Stock covered thereby.

                  (c) In the event of an Asset Sale or a Merger, any award then outstanding may be assumed or an equivalent award may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation does not agree to assume the award or to substitute an equivalent award, the Board may, in lieu of such assumption or substitution, provide for the realization of such outstanding award in the manner set forth in subsections 9(b)(i) or 9(b)(ii) above.

                  (d) In the event of a change in the Common Stock of the Company as presently constituted that is limited to a change of all of its authorized shares of Common Stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

                  (e) Except as hereinbefore expressly provided in this Section 9, the Optionee of an award hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger or spin-off of assets or stock of another company; and any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

10.      Period During Which Options May Be Granted

Awards may be granted pursuant to the Plan from time to time within a period of ten

(10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

11.      Nontransferability of Awards

                  The right of any Optionee to exercise any option granted to him or her shall not be assignable or transferable by such Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a domestic relations order, and any such option shall be exercisable during the lifetime of such Optionee only by him; provided, however, that the Committee may permit the further transferability on a general or specific basis and may impose conditions and limitations on any permitted transferee. Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the Optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, except as provided above with respect to Non-Qualified Stock Options, trustee process or similar process, whether legal or equitable, upon such option.

12.      Beneficiary

                  An Optionee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Optionee, the executor or administrator of the Optionee's estate shall be deemed to be the Optionee's beneficiary.

13.      Agreement by Optionee Regarding Withholding Taxes

     If the Committee shall so require, as a condition of exercise of an Option granted hereunder, each Optionee shall agree that no later than the date of exercise, the Optionee will pay to the Company or make arrangements satisfactory to the Committee, regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option not to exceed the minimum statutory federal, state and local tax withholding requirements. To the extent provided in the applicable Option Agreement, such payment may be made by the Optionee with shares of Common Stock (whether previously owned by, or issuable upon the exercise of an Option awarded to, such Optionee) having a Fair Market Value equal to the amount of such taxes. Alternatively, the Committee may provide that an Optionee may elect, to the extent permitted or required by law, to have the Company deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of an Option from any payment of any kind due to the Optionee.

14.      Rights as a Stockholder

                  An Optionee or a transferee of an award shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or

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extraordinary,  whether in cash,  securities or other property) or distributions of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 9 hereof.

15.      No Rights to Employment

                  Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee at the time.

16.      Approval of Stockholders

                  The Plan, and any grants of Options thereunder, shall be subject to approval by the holder(s) of a majority of the issued and outstanding shares of the Company's capital stock which are entitled to vote on the subject matter thereof and are present in person or represented by proxy at a duly-called meeting of the stockholders of the Company which approval must occur within one year after the date that the Plan is adopted by the Board. In the event that the stockholders of the Company do not approve the Plan at a meeting of the stockholders at which such issue is considered and voted upon, then, upon such event, this Plan and all rights hereunder or under any Option Agreement entered into in connection herewith shall immediately terminate and no Optionee (or any permitted transferee thereof) shall have any remaining rights under the Plan.

17.      Amendment and Termination of the Plan

                  The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that any amendment that would materially increase the aggregate number of shares of Common Stock as to which awards may be granted under the Plan or materially increase the benefits accruing to Optionees under the Plan or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 9 hereof shall not require such approval. Except as provided in Section 9 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any award previously granted, without the express written consent of the Optionee.



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18.      Compliance with Section 16(b)

                  In the case of Optionees who are or may be subject to Section 16 of the 1934 Act, it is the intent of the Company that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Optionees who are or may be subject to Section 16 of the 1934.

19.      Restrictions on Issue of Shares.

                  (a) Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares of Common Stock covered by the exercise of an option and the delivery of a certificate for such shares of Common Stock until the delivery or distribution of any shares of Common Stock issued under this Plan complies with all applicable laws (including without limitation, the Securities Act of 1933, as amended), and with the applicable rules of any stock exchange upon which the shares of Common Stock of the Company are listed or traded.

                  (b) It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with all applicable legal and regulatory requirements within a reasonable time, except that the Company shall be under no obligation to qualify shares of Common Stock or to cause a registration statement or a post- effective amendment to any registration statement to be prepared for the purpose of covering the issuance of shares of Common Stock in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.



20.      Modification of Outstanding Options.
         -----------------------------------

          The Committee may authorize the amendment of any outstanding option with the consent of the Optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this Plan.



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21.      Reservation of Stock.
         --------------------

         The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

22.      Limitation of Rights in the Option Shares.
         -----------------------------------------

         Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: President, and, if to an Optionee, to the address as appearing on the records of the Company.

23.    Governing Law

                  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

24.      Effective Date and Duration of the Plan

          This Plan shall, subject to Section 16 hereof, be effective as of October 26 , 2000, the date of its adoption by the Board of Directors, and shall terminate on the later of (a) the tenth anniversary of the date so determined or
(b) the last expiration of awards granted hereunder.


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